Exhibit 99.4

PFENEX INC. - INTERNAL Q&A

Q: What was announced?

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Pfenex Inc. has entered into a definitive merger agreement to be acquired by Ligand Pharmaceuticals Incorporated for $12.00 per share in cash or $438 million in equity value on a fully diluted basis. In addition, Ligand will pay $2.00 per share as a Contingent Value Right (CVR) in the event a predefined regulatory milestone is achieved by December 31, 2021. The closing of this transaction is subject to customary conditions and is expected to occur in the fourth quarter.

Q: Who is Ligand? What do they do?

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Ligand is a biopharmaceutical company is a San Diego based company focused on developing and/or acquiring technologies that help pharmaceutical companies discover and develop medicines. Their business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Their goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Their business model is to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue.

Q: How does Pfenex fit into Ligand’s business strategy?

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Their business model is based on doing the same type of work we do best: drug discovery, early- and late stage drug development, regulatory management, product reformulation and partnering. Similar to Ligand, we often partner with other pharmaceutical companies to ultimately generate our revenue. The Ligand-Pfenex combination presents an excellent strategic and cultural fit, presenting a unique opportunity to leverage the complementary strengths of robust platforms and rich pipelines.

Q: What are the benefits of the proposed transaction to Pfenex’s business?

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Ligand believes strongly in Pfenex’s expression technology platform, development capabilities, culture, and pipeline. The goal with this merger is to provide Pfenex with additional resources that we expect will position us to become even more successful in delivering on our joint vision to develop meaningful therapeutics that provide patients a better future.

Q: What are the benefits of the proposed transaction to Pfenex employees?

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As part of the Ligand family, we believe we will have the scale and resources to capitalize on our current vision in a much faster and efficient way. In short, Ligand is a tremendous fit for Pfenex, and provides our employees with the enhanced resources to develop medications that have a material impact on patient’s lives. Additionally, being a part of the greater Ligand family once the proposed transaction closes, will offer expanded growth and career development opportunities.

Q: Will the Pfenex name and brand remain? Will it continue to exist within Ligand?

•	Yes, we believe Pfenex will remain Pfenex and work along-side a number of Ligand wholly owned subsidiaries that make up Ligand.

Q: Will the Pfenex management team remain in place?

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Ligand recognizes that the strength of our team is a key asset. Our management team will continue to be driven by a passion to improve patient’s lives as we move our programs forward. We will provide more details on matters such as this as we move through this process.

Q: What are the expectations with regard to interactions between Ligand employees and Pfenex employees between now and closing? Should I reach out to, or expect to hear from, my counterpart at Ligand? When can I share relevant confidential information with Ligand?

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Until the closing of the proposed transaction, our two companies will continue to operate independently. Integration teams at Pfenex and Ligand will be established to determine how we bring our two companies together. Please do not reach out independently. We will be providing regular updates to share information with you as soon as available. Please talk with your manager if there are any questions that you think need input, if you feel a need to contact Ligand employees, or if Ligand employees contact you.

Q: When will the transaction be completed? What should I expect between now and then?

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We expect to close the transaction in the fourth quarter of 2020, subject to the required regulatory approvals and other customary closing conditions. Until that time, Pfenex and Ligand will continue to operate as separate, independent companies. Over the coming weeks, we will be participating in planning work to determine how best to bring our companies together and capitalize on the strengths and talent across each of our organizations. As we have updates to provide, we will be sharing that information with you.

Q: What should I do if I am contacted by an external party, such as the media or an investor?

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The SEC (Securities and Exchange Commission) has very specific communication standards related to a transaction like this, and it is critically important that the company follows these guidelines. As a result, if you are contacted by the media, an investor or any other outside party, please contact a member of the leadership team immediately.

Q: How do I handle or transition external relations with patient advocacy groups, physicians, customers, regulatory agencies, vendors, clinical trial sites, etc.? What type of transition will occur before closing?

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Please consult with your manager regarding who will be the point of contact with our partners regarding the proposed transaction. Until the closing of the proposed transaction, Pfenex will continue to operate as an independent company. These matters will be addressed as part of any post-closing integration plan; for the time being, you should continue to manage all external relations as usual.

Q: Who do I work for, Pfenex, or Ligand?

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Pfenex will continue to operate as an independent company until the closing of the proposed transaction, so until the transaction has closed you will remain an employee of Pfenex. I am sure you have many questions about your employment situation, including compensation and benefits and we will be reaching out individually with more information. In general, Ligand’s overall compensation packages (including base salary, bonus and severance) are competitive with Pfenex’s compensation packages.

Q: What will happen to my Pfenex equity when the transaction closes?

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All outstanding options will accelerate effective immediately prior to the closing of the proposed transaction, and terminate on the closing of the proposed transaction. If such options have a per share price that is equal to or less than $12.00 per share, they will be converted into the right to receive (1) a payment in cash equal to the number of shares subject to such option multiplied by $12.00/share less the per share exercise price per share of such option (less applicable withholding) plus (2) a CVR. A CVR entitles you to a future payment of up to $2.00/share if a certain therapeutic equivalence milestone is achieved by December 31, 2021. Additional information will be forthcoming about the tender offer process and the treatment of Pfenex equity.

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All outstanding offering periods and purchase periods under our ESPP will continue, except the last purchase date under the ESPP will be no later than one business day prior to the closing of the proposed transaction, no new participants may be added, and no increases in a current employee’s ESPP contribution percentage.

Q: How does this announcement impact my base compensation, benefits, or other terms of my employment? Is there any immediate impact on my benefits?

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Prior to the closing of the proposed transaction, there is no impact to your base compensation, benefits, and other terms of your employment. Ligand intends to keep your base salary at levels no less favorable than your base salary for at least one-year post-transaction. In addition, for at least one-year post transaction, your compensation and benefits will be no less favorable, in the aggregate, than the compensation and benefits payable to similarly situated employees of Ligand. Details on all these matters will be provided to you at a later date.

Q: What will happen with my 2020 bonus?

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If the proposed transaction closes prior to the end of 2020 as expected, your 2020 bonus will be paid out at 100% of target levels in the first quarter of 2021, at the same time as other Ligand employees as long as you remain continuously employed (subject to certain limited exceptions).

Q: After the transaction closes will there be layoffs?

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At this time, there have been no discussions with Ligand about potential layoffs. We will keep everyone in the loop and up to date as to any potential changes as the integration teams begin the task of integrating the two companies.

Q: Who can I contact if I have more questions?

•	We will continue to update you when we are able to do so. If you have questions in the meantime, please speak your manager and anyone on the leadership team.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Pfenex Inc. (“Pfenex”) by Ligand Pharmaceuticals Incorporated (“Parent”), Pelican Acquisition Sub, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Parent will commence a tender offer for all of the outstanding shares of Pfenex. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfenex. It is also not a substitute for the tender offer materials that Parent and Acquisition Sub will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Acquisition Sub will file tender offer materials on Schedule TO with the SEC, and Pfenex will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY PFENEX’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Pfenex’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Pfenex’s stockholders by contacting Pfenex at InvestorRelations@pfenex.com or by phone at (858) 352-4400, or by visiting Pfenex’s website (www.pfenex.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Pfenex with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. PFENEX’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT AND ACQUISITION SUB OR PFENEX WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND PFENEX.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Pfenex’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the outcome of legal proceedings that may be instituted against Pfenex and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Pfenex’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Pfenex’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent and Acquisition Sub, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Pfenex. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Pfenex’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Pfenex assumes no obligation and does not intend to update these forward-looking statements, except as required by law.